Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports 2008 Fourth-Quarter

and Full-Year Results

Highlights

•                  Revenue sequentially even with fiscal third quarter, in a challenging economic environment

•                  Gross margin strong for the quarter and year at 51.7% and 51.5%, respectively

•                  Positive net income in the quarter and second half of the year

•                  Strong year-end cash position at $9.0 million, or $2.21 per share

ST. PAUL, Minn. - (December 16, 2008) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal 2008 fourth quarter and year ended October 31, 2008.

For the 2008 fourth quarter, Angeion announced net income of $103,000, or $0.02 per diluted share, on revenue of $7.6 million. This compares to 2007 fourth-quarter net income of $111,000, or $0.03 per diluted share, on revenue of $9.1 million. Angeion’s 2008 fourth-quarter revenue was $1.5 million lower than the prior year due to the previously announced conclusion of a customer’s nonrecurring clinical trial program, as well as a reduction in the Company’s capital equipment business.

From a net income perspective, in spite of the Company’s fourth-quarter revenue shortfall, it was able to achieve a current-year net income result only modestly below the prior year. This performance was due to an $827,000 year-over-year decline in operating expense driven by a successful cost reduction program initiated in the first quarter of fiscal 2008.

“Through a combination of focused selling and marketing in our domestic market, expanding distribution partners in our international market and our fiscal prudence and attention to expense management, we delivered solid net income in the second half of our fiscal year,” said Rodney A. Young, Angeion’s president and chief executive officer.

“Given the tough global economic conditions, we’re pleased with this accomplishment. Similar to the vast majority of companies, we anticipate continuing pressure on our top line as many of our customers experience an ‘economically-driven slowdown’ in the purchasing process. In an effort to push through this ‘slowdown’, our sales, marketing and finance teams are ‘real time’ connecting to our hospital, physician office and commercial fitness customers. I can candidly state that we are confident in our strategy and firmly believe that our product offering and distribution channel capabilities are more compelling than ever.”

As Young has previously stated, a key focus for Angeion continues to be chronic obstructive pulmonary disease (COPD) and asthma management. According to the COPD Foundation, another person dies of COPD every 4 minutes in the United States. Currently, COPD is the fourth leading cause of death, and is expected to be the third leading cause by 2020. The Company continues its focus on providing high quality MedGraphics brand diagnostic products that will assist in identifying and treating this chronic disease state.

On a sequential basis, fiscal 2008 fourth-quarter revenue of $7.6 million was flat with the $7.6 million achieved in the fiscal third quarter and up by $270,000, or 3.7 percent, from fiscal 2008 second quarter revenue of $7.3 million. Net income for the fourth quarter was down $156,000 from the level reached in the third fiscal quarter due to additional accounts receivable reserves and a provision for certain state tax obligations.

For the year ended October 31, 2008, Angeion reported a net loss of $0.7 million, or $0.17 per diluted share, on revenue of $30.0 million. This compares to net income of $1.1 million, or $0.24 per diluted share, on revenue of $38.6 million for the 2007 fiscal year. Year-over-year 2008 revenue was adversely affected by $5.4 million due to the conclusion of the clinical trial program previously noted. In its 2007 fourth-quarter release, Angeion indicated that it expected revenue from its largest clinical research customer to be at a notably reduced level in 2008 due to an unanticipated early end of this program. The Company continues to work to backfill this project loss.

For the 2008 fiscal year, sales to Angeion’s large clinical research customer accounted for 4.1 percent of revenue, compared to 17.3 percent in fiscal 2007. Excluding sales to this customer, revenue for fiscal 2008 declined by 9.8 percent from the previous year. This decrease was due in part to the poor economic environment, as well as the previously disclosed launch delay of MedGraphics’ Platinum Elite cardiopulmonary diagnostic product, which did not begin shipping until the latter part of the 2008 second quarter. The Platinum Elite is now being well received in the marketplace.

On a pro-forma basis, Angeion posted strong net income results for the fiscal fourth quarter of 2008. After adding back non-cash charges for depreciation, amortization, and FAS123R stock-based compensation expense, the Company generated $560,000 in pro-forma net income for the quarter. Angeion believes this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. A reconciliation of GAAP basis net income/(loss) to pro-forma basis net income follows:

	Fourth Qtr. Ended October 31, 2008	Year Ended October 31, 2008
GAAP basis net income/(loss)	$103,000	$(686,000)
Severance charges	3,000	369,000
GAAP basis net income/(loss) before severance charges	$106,000	$(317,000)
Depreciation and amortization	288,000	1,184,000
Stock-based compensation expense	166,000	513,000
Pro-forma basis net income	$560,000	$1,380,000

From a cash management perspective, Angeion generated $2.3 million in positive operating cash flow for the year, compared to $1.5 million for fiscal 2007. Cash on hand at October 31, 2008 was $9.0 million compared to $7.5 million at July 31, 2008, $7.1 million at April 30, 2008, and $6.9 million at the end of fiscal 2007. The Company has no debt.

Growth Initiatives

Angeion’s recently launched growth initiatives continue to gain traction.

•                  The Company has implemented a “trade up” program whereby existing customers with older generation equipment can upgrade to the latest technology with special promotion pricing. The Company estimates that there are presently over one thousand such systems on the market today.

•                  Angeion has initiated a “Certified Program” which provides like-new systems, upgraded to today’s technology, at pricing that is expected to drive revenue into new segments (i.e. universities, sports medicine clinics, etc.).

•                  The Company recently announced that its New Leaf division has partnered with iTMP Technology, Inc. to launch iNewLeaf™, a unique fitness application that transforms the Apple® iPhone and iPod® touch into a fitness monitoring system based on personal metabolic test results.

•                  In the fourth quarter, Angeion’s international business development team established new distribution partners, which expanded the Company’s international footprint into several new markets.

•                  The Company has developed a market-focused approach to leverage the strength of its MedGraphics brand and worldwide selling and distribution capability. Specifically, the Company has initiated discussions with various potential product and technology partners and expects to announce at least one marketing or distribution channel alliance within the next 90 days.

Concluded Young, “As a Company, we have the right-sized infrastructure, processes and financial position to support organic growth. While economic conditions remain challenging, we’re cautiously optimistic. We’re arming our sales force with new tools and a new selling paradigm to drive growth longer term. We remain confident that we can succeed in the commercial fitness space and in the cardiorespiratory diagnostic systems marketplace both on the clinical and commercial fronts.”

Investor Conference Call

Angeion will hold an investment community conference call today, Tuesday, December 16, 2008, beginning at 4:00 p.m. CDT. Rodney Young, President and CEO, and William Kullback, SVP and CFO, will review fourth-quarter performance and discuss the Company’s strategies. To join the conference call, dial #: 1-800-218-8862 (international 1-303-262-2191). A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CST on Tuesday, December 23, 2008. To access the replay, dial 1-800-405-2236 (international 1-303-590-3000) and enter passcode: 11122899#.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements about Angeion future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital markets conditions; (2) cost- containment in hospital, clinics, and office market[s], (3) our ability to successfully operate our business including our ability to develop, improve, and update our cardiorespiratory diagnostic products and successfully sell these products under the MedGraphics and New Leaf Fitness brand names into existing and new markets, (4) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop, (5) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers, (6) our ability to effectively manufacture and ship products in required quantities to meet customer demands, (7) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products, (9) our ability to defend our intellectual property, (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures, and (11) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2007.

Contact:	William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

— Financials Follow —

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Revenues
Equipment and supply sales	$6,609	$8,029	$26,154	$35,115

Service revenue	978	1,102	3,857	3,465

	7,587	9,131	30,011	38,580
Cost of revenues
Cost of equipment and supplies	3,534	4,269	14,064	18,642
Cost of service revenue	130	123	493	464

	3,664	4,392	14,557	19,106

Gross margin	3,923	4,739	15,454	19,474

Operating expenses:

Selling and marketing	1,986	2,462	8,646	10,107

General and administrative	1,078	1,236	4,390	4,220
Research and development	546	745	2,437	2,820
Amortization of intangibles	182	176	728	733

	3,792	4,619	16,201	17,880

Operating income / (loss)	131	120	(747)	1,594
Interest income	26	51	163	182

Income / (loss) before taxes	157	171	(584)	1,776
Provision for taxes	54	60	102	719

Net income / (loss)	$103	$111	$(686)	$1,057

Earnings / (loss) per share - basic
Net income per share	$0.03	$0.03	$(0.17)	$0.27

Earnings / (loss) per share - diluted
Net income / (loss) per share	$0.02	$0.03	$(0.17)	$0.24

Weighted average common shares outstanding
Basic	4,092	4,088	4,090	3,987
Diluted	4,134	4,183	4,090	4,353

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

October 31, 2008 and October 31, 2007

(in thousands except share and per share data)

	October 31,	October 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$9,047	$6,908
Accounts receivable, net of allowance for doubtful accounts of $283 and $85, respectively	5,446	7,950
Inventories, net of obsolescence reserve of $597 and $84, respectively	5,143	5,310
Prepaid expenses and other current assets	292	347
Total current assets	19,928	20,515

Property and equipment, net of accumulated depreciation of $2,897 and $2,453, respectively	937	1,302
Intangible assets, net	2,100	2,716
Total Assets	$22,965	$24,533

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,544	$1,858
Employee compensation	1,288	2,041
Deferred income	1,531	1,839
Warranty reserve	157	253
Other current liabilities and accrued expenses	380	370
Total current liabilities	4,900	6,361

Long-term liabilities:
Long-term deferred income	789	743
Total Liabilities	5,689	7,104

Shareholders’ equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,166,457 and 4,088,445 shares issued and 4,091,790 and 4,088,445 shares outstanding in 2008 and 2007, respectively	409	409
Additional paid-in capital	20,956	20,423
Accumulated deficit	(4,089)	(3,403)
Total shareholders’ equity	17,276	17,429
Total Liabilities and Shareholders’ Equity	$22,965	$24,533

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	October 31,
	2008	2007
Cash Flows From Operating Activities:
Net income / (loss)	$(686)	$1,057
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,184	1,177
Stock-based compensation	513	62
Increase in inventory obsolescence reserve	499	—
Increase in allowance for doubtful accounts	198	—
Tax benefit from stock options exercised	—	(374)
Deferred income taxes	—	318
Changes in operating assets and liabilities:
Accounts receivable	2,306	(1,151)
Inventories	(332)	427
Prepaid expenses and other current assets	55	(62)
Accounts payable	(314)	283
Employee compensation	(753)	(27)
Deferred income	(262)	(534)
Warranty reserve	(96)	(82)
Other current liabilities and accrued expenses	10	395
Net cash provided by operating activities	2,322	1,489

Cash Flows From Investing Activities:
Purchase of property and equipment and intangible assets	(203)	(544)
Net cash used in investing activities	(203)	(544)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	20	33
Proceeds from the exercise of stock options	—	1,223
Proceeds from the exercise of warrants	—	264
Tax benefit from stock options exercised	—	374
Net cash provided by financing activities	20	1,894

Net increase in cash and cash equivalents	2,139	2,839

Cash and cash equivalents at beginning of period	6,908	4,069

Cash and cash equivalents at end of period	$9,047	$6,908

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